Exhibit 99.1

9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269

FOR RELEASE

PGI Specialty Materials Completes Acquisition of Dounor

World leader in Specialty Materials will integrate French manufacturer to fuel growth of personal care business

CHARLOTTE, N.C. – April 17, 2015 – PGI Specialty Materials, Inc. today announced that it has completed its acquisition of Dounor S.A.S., a French manufacturer of materials used in hygiene, healthcare and industrial applications. As a result of the acquisition, PGI will integrate all of Dounor’s technologies and capabilities to help drive the growth of its personal care segment as it delivers innovative solutions for European customers.

As a world leader in specialty materials for infection prevention, personal care and high-performance solutions, PGI is always seeking new ways to strategically grow its business in these critical segments and better serve the needs of its global customers. Acquiring Dounor, which has built a strong business in the personal care segment in Europe, adds critical capabilities to PGI’s offerings while enabling the company to leverage Dounor’s key location to serve customers in the region.

“Dounor’s acquisition reinforces our European specialties portfolio and helps us to better serve our Northern European customers, who are critical to our business,” said Jean-Marc Galvez, President, PGI EMEA. “Adding Dounor to our already strong EMEA presence provides us with even greater ability to provide our world-leading specialty materials to our customers.”

“Dounor’s innovation in providing leading personal care products, specifically in the fast growing adult care category, complements our strong offerings to customers globally” said J. Joel Hackney Jr., CEO, PGI. “We are very excited to welcome all Dounor employees into the PGI family.”

Click here to learn more about PGI’s innovative products and technologies.

About PGI Specialty Materials, Inc.

PGI Specialty Materials, Inc. is one of the world’s leading developer, producer and marketer of specialty materials used in infection prevention, personal care and high-performance solutions. With 23 locations in 14 countries, an employee base of approximately 4,750 employees and the broadest range of process technologies in the nonwoven’s industry, PGI is a global supplier to leading consumer and industrial product manufacturers. PGI’s manufacturing facilities are strategically located near many key customers. We work closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

Contact:

Dennis Norman

Executive Vice President & Chief Financial Officer

Polymer Group, Inc.

P: 704.697.5186

E: normand@pginw.com